AVX Corporation Announces Leadership Changes

John S. Gilbertson retires as CEO and Board Chairman

John Sarvis promoted to CEO and President

GREENVILLE, S.C. – March 20, 2015 – AVX Corporation  (NYSE: AVX) today announced the retirement of John S. Gilbertson as Chief Executive Officer, Board Chairman and a Director of the Company effective March 31, 2015. John Sarvis, currently Vice President of Ceramic Products, will become Chief Executive Officer and President and has been appointed as a Director to fill the vacancy created by Mr. Gilbertson’s retirement, effective as of April 1, 2015.  Tetsuo Kuba, currently a member of the Board of Directors, will become Chairman of the Board replacing Mr. Gilbertson in that capacity.

John Gilbertson stated, “Mr. Sarvis has extensive experience in the Company in many disciplines and management positions and will be an effective leader of the Company. I am sure the many stakeholders of AVX around the world will support his promotion and help Mr. Sarvis guide the Company to continued success. I would like to thank all those who have supported me over the years and made AVX the great company it is.”

AVX, headquarter in Greenville, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

Contact:

AVX Corporation, Greenville

Kurt Cummings

864-967-9303

finance@avx.com